Contact:
Sino Gas International Holdings, Inc.	CCG Elite Investor Relations
Mr. Brad Shao, Director of Investor Relations	Crocker Coulson, President
Phone: +86-10-8260 0041-883	Phone: +1-646-213-1915/1914 (New York)
Email: shaominglei@sino-gas.com	Email: crocker.coulson@ccgir.com

Sino Gas International Holdings Announces Preliminary Financial Results for Fiscal Year 2007

Beijing, China, February 15, 2008— Sino Gas International Holdings, Inc. (OTC Bulletin Board: SGAS) ("Sino Gas" or the "Company"), a leading developer of natural gas distribution systems in small and medium sized cities, as well as a distributor of natural gas to residential, commercial and industrial customers in China, today announced that it expects revenues for fiscal year 2007 to be approximately $20 million and net income to be approximately $7.9 million. The Company’s fiscal year ended December 31, 2007.

About Sino Gas

The Company, through its indirectly wholly-owned subsidiary, Beijing Zhong Ran Wei Ye Gas Co., Ltd. ("Beijing Gas"), and the subsidiaries of Beijing Gas, is a leading developer of natural gas distribution systems in small and medium size cities in China, as well as a distributor of natural gas to residential, commercial and industrial customers in China. The company owns and operates 24 natural gas distribution systems serving approximately 70,000 residential and eight commercial and industrial customers. Facilities include approximately 700 kilometers of pipeline and delivery networks with a designed daily capacity of approximately 70,000 cubic meters of natural gas. Beijing Gas owns and operates natural gas distribution systems in Hebei, Jilin, Jiangsu and Shandong Provinces. For further information, visit the Company's website at http://www.sino-gas.com .

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; the ability of the Company to identify attractive acquisition candidates and close on acquisitions; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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